CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1147/1149 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated April 29, 2024 on the financial statements and financial highlights of Pzena Mid Cap Value Fund, Pzena Small Cap Value Fund, Pzena Emerging Markets Value Fund, Pzena International Small Cap Value Fund, and Pzena International Value Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 25, 2024